Filed Pursuant to Rule 424(b)(3)
Registration Number 333-126887

LEV PHARMACEUTICALS CORP.

Prospectus Supplement No. 2
Dated May 8, 2008
To
Prospectus Dated April 26, 2007

SELLING SECURITY HOLDERS

This document supplements and amends the prospectus dated April 26, 2007 (the “prospectus”), and the prospectus supplement dated July 16, 2007, relating to the resale of 52,964,197 shares of our common stock, including 3,236,607 shares of our common stock issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior amendments and supplements. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The information in this prospectus supplement is presented as of May 8, 2008 and amends the information set forth under the heading “Selling Stockholders” appearing on pages 19 - 23 of the prospectus, including any amendments or supplements thereto, to reflect the transfer of an aggregate of 27,473,417 shares of common stock by Prism Ventures LLC, Newton Partners LLC, Windsor Ventures LLC, Sapphire Ventures LLC, Tudor Technology Ventures LLC, and Entry Point Capital LLC to the individuals listed below in the selling security holders table. This information was provided by or on behalf of the selling security holders. The following table sets forth as to the selling security holders listed below:

$	the number of shares of our common stock that the selling security holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

$	the number of shares of our common stock that may be offered for resale for the selling security holder’s accounts under this prospectus; and

$
the number and percent of shares of our common stock to be held by the selling security holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling security holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.

Because the selling security holders may sell all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling security holders after the offering can be provided. The selling security holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling security holders may change over time. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold. Except as noted, none of the selling security holders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. We will not receive any proceeds from the resale of the shares of common stock by the selling security holders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash. See “Plan of Distribution.”

				After Offering
Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Being Offered Underlying Warrants	Number of Shares Beneficially Owned	Percentage of Class(§)

Joshua D. Schein (1)	17,564,664	14,730,214	0	2,834,450	1.9%
Judson A. Cooper (2)	16,355,418	13,516,968	0	2,838,450	1.9%
Lisa Huddish Cooper ACF Matthew Cooper U/NY/UTMA (3)	100,147	100,147	0	0	0
Lisa Huddish Cooper ACF Marissa Cooper U/NY/UTMA (3)	100,147	100,147	0	0	0
Lisa Huddish Cooper ACF Andrew Cooper U/NY/UTMA (3)	100,147	100,147	0	0	0
Lisa Huddish Cooper ACF William Cooper U/NY/UTMA (3)	100,147	100,147	0	0	0
Lisa Huddish Cooper ACF Savannah Cooper U/NY/UTMA (3)	100,147	100,147	0	0	0
Richard and Beryl Cooper	25,430	25,430	0	0	0
Nancy Cole	6,710	6,710	0	0	0
Autumn Dowdy	12,710	12,710	0	0	0
Autumn Dowdy ACF Aaron Dowdy U/VA/UTMA	26,984	26,984	0	0	0
Autumn Dowdy ACF Rebecca Dowdy U/VA/UTMA	26,984	26,984	0	0	0
Lisa Malak	6,710	6,710	0	0	0
Jamie Jaffe	12,710	12,710	0	0	0
Scott Jaffe	12,710	12,710	0	0	0
Sue Jaffe	6,710	6,710	0	0	0
Tara Spell	12,710	12,710	0	0	0
Tara Spell ACF Daniel Spell U/GA/UTMA	12,710	12,710	0	0	0
Tara Spell ACF Michael Spell U/GA/UTMA	12,710	12,710	0	0	0

*	Less than 1%.
§	Percentage based on 142,329,157 shares outstanding as of May 1, 2008
(1)
Dr. Schein is the Chief Executive Officer and a director of Lev. Shares owned prior to offering include 1,000,000 shares of restricted stock subject to vesting conditions and an aggregate of 1,827,450 shares of common stock which we may issue upon the exercise of vested options. Amount excludes 1,000,000 shares of common stock subject to vesting conditions and 1,200,000 shares of common stock underlying unvested options.

(2)
Mr. Cooper is the Chairman and Executive Vice President of Lev. Shares owned prior to offering include 1,000,000 shares of restricted stock subject to vesting conditions and an aggregate of 1,827,450 shares of common stock which we may issue upon the exercise of vested options. Amount excludes 1,000,000 shares of common stock subject to vesting conditions and 1,200,000 shares of common stock underlying unvested options. Amount also excludes shares of common stock owned for the benefit of the listed stockholder’s children corresponding with footnote 3 to this table.

(3)	Listed shares are registered in the name of a custodian for the benefit of children of Lev’s Chairman.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 6 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 8, 2008.